AMENDMENT NUMBER FIVE TO THE
EMPLOYMENT AGREEMENT

This AMENDMENT NUMBER FIVE TO THE EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into this 17th day of September, 2012 by and between SOUTHERN COMMUNITY BANK AND TRUST (the “Bank”) and James C. Monroe (the “Executive”). The effectiveness of this Amendment is subject to the consummation (the “Closing”) of the transactions contemplated by the Agreement and Plan of Merger by and among Southern Community Financial Corporation (the “Company”), Capital Bank Financial Corp. (the “Purchaser”) and Winston 23 Corporation (“Merger Sub”), dated March 26, 2012 (the “Merger Agreement”), and if the Closing does not occur because the Merger Agreement is terminated, this Amendment shall not become effective and will be of no force or effect.

WHEREAS, the Executive is currently employed with the Bank under an Employment Agreement dated April 16, 2007, as amended (the “Employment Agreement”), pursuant to which he currently serves as Treasurer;

WHEREAS, the amendment of the Employment Agreement is required in order to comply with the requirements of Part 359 of the Regulations of the Federal Deposit Insurance Corporation [12 CFR 359], as interpreted by the Federal Deposit Insurance Corporation;

WHEREAS, Paragraph 12 of the Employment Agreement provides that the Employment Agreement may be modified by the mutual written consent of the Bank and the Executive; and

WHEREAS, the parties to the Employment Agreement desire to amend the Employment Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, including the payment of the Merger Consideration (as defined in the Merger Agreement) in connection with the Closing with respect to shares of Company common stock, stock options and restricted stock held by the Executive, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:

1.	1. Paragraph 10(c) is hereby amended to read as follows:

“In the event that the Officer remains employed by the Bank through the earlier of (i) the 60th day following the data conversion date (as determined by the Purchaser) and (ii) the date that is six months immediately following the Closing Date (the “Retention Date”), the Officer shall be entitled to a payment equal to $178,671 (plus any interest that accrues at a rate equal to the annual mid-term applicable federal rate provided for in Section 7872(f)(2)(A) of the Code for the month during which the Closing Date occurs, with such interest to accrue from the date that is six months following the Closing Date through the date that a payment is made to the Officer) (the “Full Change in Control Payment”) to be paid in accordance with Paragraph 10(e); provided, however, that if the Officer’s employment is terminated by the Bank without Cause (as defined in Paragraph 8 of this Agreement) prior to the Retention Date, he will be eligible to receive the Full Change in Control Payment to be paid in accordance with Paragraph 10(e). In the event that the Officer resigns for any reason (other than the reasons set forth in the last sentence of this Paragraph 10(c)) prior to the Retention Date, then the Officer will be eligible to receive a payment equal to $99,900 (the “Partial Change in Control Payment” and each of the Partial Change in Control Payment and the Full Change in Control Payment, as applicable, a “Change in Control Payment”) in lieu of the Full Change in Control Payment, to be paid in accordance with Paragraph 10(e). For the avoidance of doubt, in the event that the Officer’s employment is terminated by the Bank for Cause at any time, whether prior to, on or after the Retention Date, he will not be entitled to any Change in Control Payment. Notwithstanding anything to the contrary set forth in this Paragraph 10(c), if, prior to the Retention Date, the Officer resigns his employment due to his being transferred to a work location which is more than 30 miles from his current work location (other than any ordinary business related travel) or if his duties and responsibilities are significantly and materially adversely changed and are no longer reasonably related to his work experience with the Company prior to the Closing Date, such a resignation shall be deemed to be a termination of the Officer’s employment without Cause for the purposes of this Section 5.”

2.     This Amendment may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures affixed thereto were upon the same instrument.

3.     None of the Purchaser, the Company, the Bank nor any of their respective affiliates shall be required to incur any additional compensation expense in connection with this Amendment due to the application of Section 409A of the Internal Revenue Code of 1986, as amended.

4.     The parties to this Amendment have read this Amendment, understand it and voluntarily accept its terms and the parties agree that there shall not be strict interpretation against either party in connection with any review of this Amendment in which interpretation thereof is an issue. The Executive further acknowledges that: (i) this Amendment is executed voluntarily and without any duress or undue influence on the part or behalf of the Company, the Bank or any of their respective affiliates; (ii) this entire Amendment is written in a manner calculated to be understood by him; (iii) he has been advised by the Bank to seek the advice of legal counsel before entering into this Amendment; (iv) the Executive has been provided with a reasonable period of time to consider the terms and conditions of this Amendment; (v) the Executive is fully aware of the legal and binding effect of this Amendment; and (vi) to the extent he executes this Amendment he does so knowingly and voluntarily and only after consulting his attorney or affirmatively waiving his right to consult with his attorney. In addition, the Executive acknowledges and agrees that he has had the assistance of counsel of his choosing in the negotiation of this Amendment, including with respect to tax matters, or he has chosen not to have the assistance of counsel.

5.     This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

6.     Except as amended hereby, the Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects by the parties to the Employment Agreement.

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first set forth above.

Executive	Southern Community Bank and Trust

/s/ James C. Monroe	By	/s/ James Hastings